                                                                    Exhibit 99.2

                                    BY-LAWS

                      KEYSTONE CUSTODIAN FUND, SERIES S-1



ARTICLE 1.

Restatement of Trust Agreement and Principal Office

1.1 Restatement of Trust Agreement. These By-laws are adopted pursuant to and are subject to the terms of the Restatement of Trust Agreement ("Trust Agreement") of Keystone Custodian Fund, Series S-1 ("Fund").

1.2 Principal Office of the Fund. The principal office of the Fund shall be located in Boston, Massachusetts, or such other place as the Trustees may designate from time to time.


ARTICLE 2.

Meetings of Shareholders

2.1 Meetings. Meetings may be called by the Trustees or by the President or by any other officers designated for the purpose by the Trustees.

2.2 Business to be Transacted. At any meeting of shareholders, such business may be transacted as is referred to in the notice of the meeting, and any other business considered appropriate by or under authority of the Trustees.

2.3 Notice. A written notice of each meeting of the shareholders, specifying the time, place and purposes thereof, shall be given as hereinafter provided by the Secretary of the Fund or any Assistant Secretary or by a person or persons designated by either of them, to each shareholder who is entitled to vote thereat at least seven (7) days (including Sundays and holidays) before such meeting. Notice of a meeting need not be given to any shareholder if a written waiver of notice, executed by the shareholder or his attorney thereunto duly authorized before or after the meeting, is filed with the records of the meeting, or to any shareholder who attends the meeting either in person or by proxy without protesting, prior thereto or at its commencement, the lack of notice to such shareholder. Every notice to any shareholder required or provided for herein may be given to him personally or by mailing it to him postage prepaid, addressed to him at his address specified in the records of the Trust. Notice shall be deemed to have been given at the time when it is so mailed. In respect of any share held jointly by several persons notice so given to any one of them shall be sufficient notice to all of them. Any notice so sent to the address of any shareholder shall be deemed to have been duly sent in respect of any such share whether held by him solely or jointly with others, notwithstanding he be then deceased or be bankrupt or insolvent or legally incompetent, and whether or not the Trustees or any person sending such notice have knowledge of his death, bankruptcy or insolvency or legal incompetence, until some other person or persons shall be registered as holders. The certificate of the person or persons giving such notice shall be sufficient evidence thereof, and shall protect all persons acting in good faith in reliance on such certificate.

2.5 Voting. Shares may be voted in person by the shareholder or by proxy in form reasonably acceptable to the Trust. If the holder of any share is a minor or a person of unsound mind, or subject to guardianship or to the legal control of any other person as regards the charge or management of such share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

2.6 Record Dates. For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix or authorize the fixing by others of a time as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Fund after the record date; or without fixing such record date the Trustees may for any of such purposes close the register or transfer books for all or any part of such period.


ARTICLE 3.

Meetings of Trustees

3.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine.

3.2 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairman, the President or the Treasurer, or by any other officer authorized by the Trustees to do so, or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or one of the Trustees calling the meeting.

3.3 Notice. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present and the meeting may be held as adjourned without further notice.

3.5 Action by Vote. When a quorum is present at any meeting, a majority of the Trustees present may take any action, except when a larger vote is required by the Trust Agreement or any applicable law.

3.6 Participation by Conference Telephone. The Trustees may participate in a meeting of the Trustees by means of conference telephone or similar communications equipment. Participation by such means shall constitute presence in person at a meeting.

3.7 Action by Writing. The Trustees may act without a meeting and the action of a majority of the Trustees then in office evidenced by a writing signed by such a majority shall be valid and binding as the action of the Trustees.


ARTICLE 4.

Trustees

4.1 Term. A Trustee shall serve until his death, Retirement, resignation or removal from office or until his successor is elected and qualifies.


ARTICLE 5.

Officers

5.1 Election. The President, the Treasurer and the Secretary shall be elected annually by the Trustees and shall serve until their successors are elected and qualified or until their earlier death, resignation or removal. Other officers, if any, including if desired a Controller, may be elected or appointed by the Trustees at the meeting or at any other time. A Chairman of the Board may be elected or appointed by the Trustees at the meeting or at any other time. Vacancies in any office may be filled at any time by the Trustees.

5.2 Tenure. Each officer and each agent shall hold office at the pleasure of the Trustees.

5.3 Powers. Subject to law and to the other provisions of these By-laws, each officer shall have, in addition to any duties and powers set forth herein and in the Trust Agreement, such duties and powers as are commonly incident to the office occupied by him as if the Fund were organized as a Pennsylvania business corporation and such other duties and powers as the Trustees may from time to time designate.

5.4 President. Unless the Trustees otherwise provide, the President shall preside at all meetings of shareholders and of the Trustees and the President shall be the chief executive officer.

5.5 Treasurer. The Treasurer shall be the chief financial officer of the Fund. In the absence of the Treasurer, or if there is then no person serving in such office, the Controller of the Fund shall be the chief financial officer of the Fund. He shall, subject to the provisions of the Trust Agreement and subject to any arrangement made by the Trustees with a bank or other trust company or organization as custodian, be in charge of valuable papers, books of account and accounting records, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

5.6 Secretary. The Secretary shall record all proceedings of the shareholders and Trustees in books to be kept therefor, which books shall be kept at the principal office of the Fund. In the absence of the Secretary, an Assistant Secretary, or if there be none or if he is absent, a temporary Secretary chosen by the shareholders or the Trustees, as the case may be, shall record the proceedings in the aforesaid books.

5.7 Resignation and Removals. Any Trustee or officer may resign at any time by written instrument signed by him and deposited with the Trustees by delivering such resignation to the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause by vote of a majority of the Trustees then in office. Except to the extent expressly provided in a written agreement with the Fund, no Trustee or officer resigning and no officer removed shall have any right to compensation for any period following his resignation or removal, or any right to damages on account of such removal.


ARTICLE 6.

Committees

6.1 General. The Trustees may appoint from their number an executive committee to serve during their pleasure. The executive committee may, when the Trustees are not in session at a meeting, exercise such of the powers and authority of the Trustees as may be conferred from time to time by the Trustees. Rules governing the actions of the executive committee may be adopted by the Trustees from time to time as they deem appropriate. The Trustees may appoint from their number such other committees from time to time as they deem appropriate. The number composing such committees, the powers and authority conferred upon such committees and the rules governing the actions of such committees shall be determined by the Trustees at their discretion.

6.2 Quorum; Voting. A majority of the members of any committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a committee may participate in a meeting of such committee by means of conference telephone or similar communications equipment. Participation by such means shall constitute presence in person at a meeting.


ARTICLE 7.

Fiscal Year and Seal

7.1 Fiscal Year. The fiscal year of the Fund shall end on the last day of August in each year.

7.2 Seal. The seal of the Fund shall consist of a flat-faced die with the name of the Fund and 1932 cut or engraved thereon.


ARTICLE 8.

Amendments

8.1 Amendment by Trustees. These By-laws may also be altered, amended or repealed by the Trustees, except with respect to any provision which by law, the Trust Agreement or these By-laws requires action by the shareholders.